Exhibit 99.1

MC SHIPPING INC.
24 Avenue de Fontvieille
Monte Carlo
Monaco

MONACO 22nd July 2OO4: MC Shipping announces the appointment of a new CEO and a new company director and date of annual meeting.

MC Shipping (AMEX:MCX) announces that with effect from August 1st, Tony Crawford, CEO of V.Ships Financial Services & Projects Division, will take up the position of CEO and President of MC Shipping. On secondment from V.Ships, Tony takes over from Enrico Bogazzi as CEO and Guy Morel as President.

Tony Crawford will also replace Tullio Biggi on the Board of Directors of the Company.

Tony Crawford has wide-ranging experience within the shipping industry. He joined the Vlasov Group in 1983 and was a founding partner of V Ships in 1986. He is a Director of V Holdings Ltd.

The new management will implement a business plan, which will grow MC Shipping's activity around a number of market opportunities including the LPG sector.

The Board also announces the formation of a Nominating and Governance Committee made up of the independent directors. This Committee is being formed a year ahead of the time mandated by current legislation.

The company also announces that the annual meeting of shareholders will be held in Monaco on Friday, September 17th 2004.

The MC Board wishes to express its thanks for his past services to the Company to Guy Morel, current COO and President.

For further information please contact
Peter Shaerf at MC Shipping Inc.
646 623 5333
Email either MCShipping@aol.com or
Investorrelations@mcshipping.com